EXHIBIT 1A-11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form 1-A/A of InSitu Biologics, Inc. (FKA: InSitu Biologics, LLC) of our report dated February 15, 2018, relating to the financial statements, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, included in the Regulation A Offering Circular.

Minneapolis, Minnesota

April 25, 2018